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EXHIBIT 20.1


CONTACT: Mr. Kenneth Riley
         Base Ten Systems, Inc.
         609 586-7010



                                               Base Ten Announces Reorganization

Trenton, N.J., October 27, 2000 - Base Ten Systems Inc. (NasdaqSC: BASEA) announced today that, at a meeting of its Board of Directors on October 20, 2000, it has decided to pursue a new business direction in contract manufacturing for various industries. At the same time, it has announced a major reorganization to help drive the new initiative and ensure that it can capitalize on the opportunities as quickly as possible.

Stephen Cloughley's term as President and Chief Executive Officer ended on October 27, 2000 and he will be succeeded as President and CEO by Edward J. Klinsport effective October 28, 2000. Mr. Klinsport's executive team will comprise Edward Struble as Vice President of Sales and Marketing, and Kenneth Riley as CFO. Mr. Cloughley will work closely with the new team to evaluate a number of strategic alternatives for the current business of clinical software business including its possible sale.

Mr. Klinsport stated, "a significant market exists in contract manufacturing for several industries and we expect to become a well respected company in that field within the next few years. I believe we have a very good team with many year of experience in several business areas".

The composition of the Board has also changed, to reflect the new direction. Chairman Robert Hurwitz and Board member Stephen Cloughley have resigned, effective October 27, 2000. John Rhineberger will continue to serve his term and Andrew Sycoff , President of the investment banking firm Andrew Garrett, Inc. has been elected to the Board effective October 27, 2000. The newly structured Board will be led by Edward J. Klinsport as Chairman.

Forward-Looking Statements Regarding Base Ten Systems
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The foregoing contains "forward-looking information" within the meaning of The
Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by such forward-looking terminology as "may," "will," "believe," "anticipate," "expect," or similar words or variations thereof. Such forward-looking statements involve certain significant risks and uncertainties. Important factors that Base Ten believes may cause actual results to differ materially from such forward-looking statements are discussed in the "Risk Factors," "Business" and "MD&A" sections of the company's current S-3 registration statements and annual and quarterly reports on file with the Securities and Exchange Commission. Additional risk factors include the effectiveness of software and the ability of software to operate without "bugs" in the technology and acceptance of the release by customers and actual rollout. In assessing such forward-looking statements, investors are urged to read carefully those reports and other filings. Base Ten does not undertake to publicly update or revise its forward-looking statements, even if experience or future changes indicate that any such results or event (expressed or implied) will not be realized.